Exhibit 10.13A
DEFAULT WAIVER AND FIRST AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This DEFAULT WAIVER AND FIRST AMENDMENT to Loan and Security Agreement (this “Agreement”) is entered into this 7th day of September, 2018 (the “First Amendment Effective Date”), by and between Silicon Valley Bank (“Bank”) and FLUIDIGM CORPORATION, a Delaware corporation (“Borrower”).

RECITALS

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of August 2, 2018 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

B.In addition, Borrower acknowledges it is currently in default of the Loan Agreement for failing to (a) deliver to Bank duly executed original signatures to the Control Agreement(s) entered into for the benefit of Bank with respect to the Bank of America Lockbox Accounts pursuant to Section 3.3(d) of the Loan Agreement and (b) opening additional cash collateral accounts with Bank of America not permitted by Section 6.8 of the Loan Agreement (each of the defaults under (a) and (b), collectively, the “Waived Defaults”).

C.Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Waived Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Waived Defaults on the terms and conditions set forth in this Agreement, so long as Borrower complies with the terms, covenants and conditions set forth in this Agreement.

D.Borrower has further requested that Bank amend the Loan Agreement to (1) revise the postclosing requirements and (2) make certain other revisions to the Loan Agreement as more fully set forth herein. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.    Waiver of Default. Bank hereby waives filing any legal action or instituting or enforcing any rights and remedies it may have against Borrower with respect to the Waived Defaults. Bank’s waiver of Borrower’s compliance with Sections 3.3(d) and 6.8 shall apply only with respect to Borrower’s failure to do so as of the First Amendment Effective Date. Accordingly, hereinafter, Borrower shall be in compliance with such sections. Bank’s agreement to waive the Waived Defaults (a) in no way shall be deemed an agreement by Bank to waive Borrower’s compliance with the above-referenced sections as of all other dates after the First Amendment Effective Date, and (b) shall not limit or impair the Bank’s right to demand strict performance of such sections as of all other dates after the First Amendment Effective Date.

3.	Amendments to Loan Agreement.

3.1    Section 3.3 (Covenant to Deliver). Sections 3.3(b), (c) and (d) of the Loan Agreement are amended in their entirety and replaced with the following:

“(b) As soon as possible, but in any event not later than sixty (60) days after the Effective Date, Borrower shall deliver to Bank a landlord’s consent in favor of Bank for Borrower’s leased location at 7000 Shoreline Court, Suite 100, San Francisco, CA 94080, by the respective landlord thereof, together with the duly executed original signatures thereto.

(c)As soon as possible, but in any event not later than sixty (60) days after the Effective Date, Borrower shall deliver to Bank a bailee’s waiver in favor of Bank for each location where Borrower maintains property with a third party, by each such third party, together with the duly executed original signatures thereto. For the avoidance of doubt, only Inventory stored at a location that is subject to a landlord consent or bailee waiver in favor of Bank shall be considered Eligible Inventory.

(d)As soon as possible, but in any event not later than sixty (60) days after the Effective Date, Bank shall have received duly executed original signatures to the Control Agreement(s) entered into for the benefit of Bank with respect to the Bank of America Lockbox Accounts.”

3.2    Section 6.8 (Accounts). Section 6.8(a) of the Loan Agreement is amended in its entirety and replaced with the following:

“(a) Maintain its and all of its Subsidiaries’ operating and other deposit accounts, the Cash Collateral Account and excess cash with Bank and Bank’s Affiliates; provided, however, notwithstanding the foregoing,
(I) Borrower may maintain (a) subject to a Control Agreement entered into for the benefit of Bank, its existing collections accounts at Bank of America listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date (the “Bank of America Lockbox Accounts”) so long as such accounts are blocked and all amounts in such accounts are swept to the Cash Collateral Account on a daily basis, (b) subject to a Control Agreement entered into for the benefit of Bank, depository accounts (other than the Bank of America Payroll Account) at Bank of America (the “Bank of America Deposit Accounts”) so long as the aggregate amount of cash in such accounts does not, at any time, exceed Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate, (c) its existing payroll account at Bank of America listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date (the “Bank of America Payroll Account”) so long as the aggregate amount of cash in such accounts does not, at any time, exceed an amount equal to one hundred percent (100%) of the next payroll (including but not limited to any bonuses payable), (d) for a period of time not to exceed twelve (12) months following the Effective Date, its existing account at Wells Fargo Bank listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date (the “Wells Fargo Account”) so long as the aggregate amount of cash in such account does not, at any time, exceed Four Hundred Thousand Dollars ($400,000) in the aggregate, (e) for a period of time not to exceed (12) months following the Effective Date, its existing account at Bridge Bank listed on the Perfection Certificate delivered by Borrower to Bank on or prior to the Effective Date (the “Bridge Bank Account”) so long as the aggregate amount of cash in such account does not, at any time, exceed Sixty Thousand Dollars ($60,000) in the aggregate, and (f) accounts securing Indebtedness described in subsection (j) of the defined term Permitted Indebtedness so long as the aggregate amount of cash in such accounts does not, at any time, exceed Eight Hundred Forty Thousand Dollars ($840,000) in the aggregate and (II) Borrower’s Foreign Subsidiaries may maintain accounts with banks outside of the United States so long as the aggregate amount of cash in such account does not, at any time, exceed the lesser of (i) Eight Million Dollars ($8,000,000) or (ii) thirty percent (30%) of all of Borrower’s and its Subsidiaries’ cash in the aggregate. In addition, Borrower (i) shall use its best efforts to use Bank Services provided such Bank Services meet Borrower’s ordinary course of business needs and (ii) Borrower shall maintain all its credit cards with Bank.”

3.3    Section 13 (Definitions). Subsection (j) of the defined term Permitted Indebtedness set forth in Section 13.1 of the Loan Agreement, as appropriate, as follows:

“(j) Indebtedness consisting of reimbursement obligations in respect of letters of credit, bank guarantees or bankers’ acceptances issued for the benefit of customers, suppliers or distributors located in foreign jurisdictions in a face amount not to exceed Seven Hundred Thousand Dollars ($700,000);”

3.4    Exhibit A. Exhibit A to the Loan Agreement shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

4.    Limitation.

4.1    This Agreement is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2    This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

5.    Representations and Warranties. Borrower represents and warrants to Bank as follows:

5.1    (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default other than and the Waived Defaults has occurred and is continuing;

5.2    Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement;

5.3    The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement have been duly authorized by all necessary action on the part of Borrower;

5.5    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6    The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7    This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.    Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on or prior to the Effective Date and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

7.    Integration. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

8.    Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.    Conditions to Effectiveness. The parties agree that this amendment shall be effective upon the due execution and delivery to Bank of this Agreement by each party hereto.

10.	Miscellaneous.
10.1    This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

10.2    Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

11.    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK                        BORROWER

SILICON VALLEY BANK            FLUIDIGM CORPORATION

By: /s/ Shawn Parry                    By: /s/ Nicholas Khadder
Name: Shawn Parry             Name: Nicholas Khadder
Title: Director                 Title: General Counsel and Secretary

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) with respect to stock in Foreign Subsidiaries, more than sixty-five percent (65.0%) of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, (b) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all applicable laws including, without limitation, the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or Bank; (c) cash collateral accounts not held with Bank or Bank’s Affiliates securing reimbursement obligations under letters of credit or (d) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.